(a)(7)

This advertisement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated March 23, 1999 and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Paulson Acquisition LLC by Founders Equity Group, Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH

                     UP TO 1,000,000 SHARES OF COMMON STOCK

                                       OF

                           HITOX COPORATION OF AMERICA

                                       AT

                                 $2.50 PER SHARE

                                       BY

                             PAULSON ACQUISITION LLC

Paulson Acquisition LLC, a Delaware limited liability company (the "Purchaser"), is offering to purchase up to 1,000,000 shares of Common Stock, par value $0.25 per share (the "Shares"), of Hitox Corporation of America, a Delaware corporation (the "Company"), at $2.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 23, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").



--------------------------------------------------------------------------------
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 19, 1999, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS SUBJECT TO CERTAIN  CONDITIONS  DESCRIBED IN THE OFFER TO PURCHASE.
--------------------------------------------------------------------------------

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares that have been validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to Founders Equity Group, Inc. (the "Depositary") of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting such payment to tendering stockholders. In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or timely confirmation of book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company pursuant to the procedures described in Section 3 of the Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 of the Offer to Purchase)), and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price, regardless of any extension of the Offer or any delay in making such payment.

         The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, April 19, 1999, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire. The Purchaser expressly reserves the right, in its sole discretion at any time or from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary. The Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares in the event the period of time during which the Offer is open is extended for any reason. Any extension of the Offer will be followed by a public announcement thereof no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

         If more than 1,000,000 Shares are validly tendered prior to the Expiration Date and not properly withdrawn, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept such Shares for payment on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not properly withdrawn. Because of the difficulty of determining precisely the number of Shares validly tendered and not properly withdrawn, if proration is required, the Purchaser would not expect to announce the final results of proration immediately after the Expiration Date. The Purchaser will announce the preliminary results of proration by press release as promptly as practicable after the Expiration Date, and expects to be able to announce the final results of proration approximately three Nasdaq SmallCap Market trading days after the Expiration Date. Holders of Shares may obtain such preliminary information and final results from the Depositary or the Information Agent, and also may be able to obtain such information from their brokers.

         Except as otherwise provided in this paragraph, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 23, 1999. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfers as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, whose determination will be final and binding.

         The Purchaser has requested the Company to furnish the Purchaser with copies of the Company's stockholder lists and security position listings. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholders lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense.

         Questions or requests for assistance may be directed to the Information Agent.

         THE INFORMATION AGENT FOR THE OFFER IS:

         FOUNDERS EQUITY GROUP, INC.
         2602  McKinney   Avenue
         Suite  220
         Dallas,   Texas  75204
         Toll-free 1-888-858-7303

         or

         Call Collect (214) 871-3000

March 23, 1999